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                                   CHARTER OF
                            CHEER ACQUISITION CORP.

                    Under Section 48-12-102 of the Tennessee
                            Business Corporation Act

     1. Name. The name of the corporation is Cheer Acquisition Corp..

     2. Profit. The corporation is for profit.

     3. Shares. The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of stock, all of the same class.

     4. Registered Office. The street address of the corporation's initial registered office is 1000 Volunteer Building, 832 Georgia Avenue, Chattanooga, Tennessee 37402, located in Hamilton County, Tennessee. The name of its initial registered agent at such address is Hugh F. Sharber.

     5. Principal Office. The corporation's principal office is 900 Third Avenue, New York, New York 10022.

     6. Incorporator. The incorporator is Hugh F. Sharber, 1000 Volunteer Building, 832 Georgia Avenue, Chattanooga, Tennessee 37402.

     7. Director's Liability. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; {ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for a violation of Section 48-18-304 of the Tennessee Code Annotated. If the Tennessee Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Tennessee Business Corporation Act.

     8. Indemnification. The corporation shall have the power to indemnify its directors to the fullest extent permitted by law.



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     Dated this 11th day of April, 1997.

                                   /s/ Hugh F. Sharber
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                                   Hugh F. Sharber, Incorporator